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INVESTMENT SUBADVISORY AGREEMENT

THIS INVESTMENT SUBADVISORY AGREEMENT (“Agreement”) is made as of the 13th day of March, 2015, by and among American Century Investment Management, Inc. (“Advisor”), a Delaware corporation, and Good Hill Partners LP (“Subadvisor”), a Delaware limited partnership.

WITNESSETH:

WHEREAS, Advisor is the investment advisor to the fund or funds listed on Exhibit A hereto (each the “Fund,” and collectively the “Funds”), each of which is a series of shares of American Century Capital Portfolios, Inc. (“Issuer”) and is an open-end management investment company registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, Advisor and Subadvisor both are investment advisors registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, Issuer has engaged Advisor to serve as the investment manager for the Funds pursuant to a Management Agreement dated April 28, 2011, as amended (the “Management Agreement”);

WHEREAS, Advisor has engaged Perella Weinberg Partners Capital Management LP (“PWP”) to provide investment management and allocation services for the Funds pursuant to an Investment Subadvisory Agreement and has authorized PWP to recommend and interact with subadvisors for the Funds;

WHEREAS, the Management Agreement specifically permits Advisor to retain one or more subadvisors to provide investment advisory services with respect to all or a portion of the Funds’ assets;

WHEREAS, PWP has recommended Subadvisor as a subadvisor for a portion of the Funds, Advisor desires to engage Subadvisor as a subadvisor for the Funds, and Subadvisor desires to accept such engagement;

WHEREAS, the Board of Directors of the Issuer on behalf of the Funds (the “Board”) has determined that it is advisable to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

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1.    INVESTMENT DESCRIPTION - APPOINTMENT.

(a)     With regard to any portion of the Funds over which Subadvisor is allocated investment authority by PWP (the “Subadvisor Managed Assets”), Advisor hereby appoints Subadvisor to provide the investment advisory services described herein to the Funds in accordance with the (i) Funds’ Prospectus and Statement of Additional Information as in effect and as amended from time to time (collectively the Funds’ “Registration Statement”), (ii) the Investment Policy Statement for the Subadvisor Managed Assets as agreed to by Advisor and Subadvisor (collectively the “IPS”); and (iii) the requirements set forth herein, subject to the oversight of the Board and oversight and direction of PWP and Advisor (the “Subadvisory Services”). Except as expressly set forth in this Agreement, Subadvisor shall not be responsible for aspects of any Fund’s investment program other than the management of the Subadvisor Managed Assets.

(b)    Advisor will provide Subadvisor copies of all amendments and supplements to the Funds’ Registration Statement upon the filing thereof with the SEC.

(c)    In consideration for the compensation set forth below, Subadvisor accepts the appointment and agrees to furnish the Subadvisory Services.

2.    SUBADVISORY SERVICES.

(a)    Subject to the general oversight of the Board and the general supervision, oversight and direction of PWP and Advisor, with respect to the Subadvisor Managed Assets, Subadvisor will (i) make investment decisions for the Funds in accordance with each Fund’s respective investment objective and policies as stated in such Fund’s Registration Statement, with the provisions of this Agreement and with such written guidelines as Advisor may from time to time provide to Subadvisor; (ii) determine from time to time on a discretionary basis and without prior consent of Advisor which securities or other assets/instruments are to be purchased, sold, exchanged, converted, retained or borrowed for the Subadvisor Managed Assets; (iii) determine what portion of the Subadvisor Managed Assets will be invested or held uninvested as cash consistent with the IPS, the Registration Statement and the Rules (as defined in Section 3 below); (iv) place purchase and sale orders for the Funds with brokers and/or dealers (each, a “broker-dealer”) for trade execution selected by the Subadvisor through accounts set up by Subadvisor with such broker-dealers; (v) place purchase and sale orders on behalf of the Funds and enter such orders on behalf of the Funds under trading agreements the Advisor or Issuer has entered for use by the Funds (such as ISDAs, futures agreements, MSFTAs, and other agreements) as necessary to place such orders; and (vi) maintain such books and records with respect to the securities transactions of the Funds as are required by applicable law or regulation.

(b)    In providing the Subadvisory Services, Subadvisor will supervise the Subadvisor Managed Assets and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Subadvisor Managed Assets. In addition, Subadvisor will furnish PWP, Issuer or Advisor whatever information, including statistical data, PWP, Issuer or Advisor

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may reasonably request with respect to the instruments that the Funds may hold or contemplate purchasing.

(c)    Subadvisor will at all times comply with (i) the policies and procedures of the Funds, Issuer and Advisor of which it has received written notice, (ii) the Rules (as defined in Section 3 below) applicable to the Subadvisor Managed Assets, and (iii) the relevant provisions of the Funds’ Registration Statement, the IPS, the Investment Company Act, the Advisers Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws, rules and regulations (collectively with the Registration Statement, the IPS, the Investment Company Act, the Advisers Act, and the Code, the “Relevant Laws”); provided, however, that Subadvisor shall only be responsible for compliance with respect to the Subadvisor Managed Assets and shall only be responsible for those provisions of the Code that relate to the provision of the Subadvisory Services. Subadvisor will be given prompt notice of any material change to any policy and/or procedures of the Funds. For the avoidance of doubt, Advisor understands and agrees that the Subadvisor shall bear no responsibility or liability for failure to comply with the Registration Statement, IPS, any direction of Advisor or PWP, any policies and procedures of the Funds, Issuer or Advisor, the Rules (as defined in Section 3 below), or any amendment or supplement thereto, unless the Subadvisor has received such materials and had a reasonable opportunity to review and comply with such materials.

(d)    All cash, securities and other assets of the Funds shall be held at all times by such entity or entities engaged by Issuer to be the custodian, including prime brokers and futures commission merchants (collectively, the “Custodian”) in compliance with Section 17(f) of the Investment Company Act. Subadvisor shall not be responsible for any custody arrangements involving any assets of the Funds or for the payment of any custodial charges or fees, nor shall Subadvisor have possession or custody of any such assets. All payments, distributions and other transactions in cash, securities or other assets in respect of the Funds shall be made directly to or from the Custodian. Subadvisor shall have the authority to instruct the Custodian: (i) to pay cash for securities delivered to the Custodian, (ii) to deliver securities and other property against payment for the Funds, and (iii) to transfer assets and funds to such brokerage accounts as the Subadvisor may designate, all consistent with the powers, authorities and limitations set forth herein. Advisor shall provide, or shall direct the Custodian to provide, to Subadvisor from time to time such reports concerning assets, receipts and disbursements with respect to the Subadvisor Managed Assets as Subadvisor may request, including daily information on cash balances available for investment, Fund shareholder activity and market value of the securities held by the Funds. In providing the Subadvisory Services, Subadvisor also shall be responsible for trade confirmations, monitoring timely settlement of trades, and resolving custody overdrafts resulting from trading. In the event overdraft fees are incurred with respect to the Subadvisor Managed Assets due to circumstances deemed outside the normal course of business, Subadvisor shall be responsible for reimbursing the Funds. With respect to the Subadvisor Managed Assets, Subadvisor shall (i) reconcile positions from Subadvisor’s internal records to the Custodian’s records on a daily basis, (ii) reconcile the market value from its internal records to the Custodian’s records, and (iii) provide Advisor and PWP with a monthly reconciliation report listing any material discrepancies as defined by Advisor.

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(e)    Advisor acknowledges and agrees that Subadvisor is not the Funds’ pricing agent, and is not responsible for pricing the securities held by the Funds. However, Subadvisor shall be responsible for reviewing the prices of the Subadvisor Managed Assets used to value the Funds as received from the Custodian for reasonableness and notifying Advisor of any need to challenge a price provided by a pricing vendor. Upon request, Subadvisor will provide reasonable assistance to the Advisor’s valuation committee or to the Funds’ pricing agents in valuing securities held by a Fund.

(f)    Subadvisor makes no representations or warranties, express or implied, that any level of performance or investment results will be achieved by the Funds or that the Funds will perform comparably with any standard, whether relative or absolute, including any other clients of Subadvisor or any index.

(g)    Subadvisor is responsible for ensuring that any transactions effected for the Subadvisor Managed Assets between Subadvisor and PWP or any other subadvisor engaged to manage some of the assets of the Funds (“Other Subadvisors”), or any affiliated person of such subadvisor, are consistent with the requirements of the Investment Company Act and with the Funds’ policy regarding Section 17 transactions. Except with respect to PWP and in accordance with Rule 12d3-1 and Rule 17a-10 under the Investment Company Act, Subadvisor will not consult with any Other Subadvisors of the Funds or other subadvisors to a series under common control with the Funds concerning transactions of the Funds in securities or other assets. Advisor agrees that it will provide Subadvisor with a written list of all affiliated persons (as such term is defined in the Investment Company Act) of the Funds, all principal underwriters of the Funds’ shares and all affiliated persons of such affiliated persons or principal underwriters (other than affiliated persons of Subadvisor) and will, from time to time, update such list as necessary.

(h)    Subadvisor will not have any responsibility or obligation to, and will not, advise or act for the Funds in any legal proceedings, including bankruptcy proceedings or class action litigation, including, without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”), or to investigate, initiate, supervise or monitor the Litigation, involving securities held in the Funds or issuers of those securities, unless otherwise agreed.

(i)    The Funds have claimed an exclusion from the definition of a Commodity Pool Operator pursuant to CFTC Rule 4.5 (the “CPO Exclusion”) and Subadvisor shall not manage the Subadvisor Managed Assets in a manner that would cause the Subadvisor Managed Assets of a Fund, treated for this purpose as if such Subadvisor Managed Assets were a separate Fund, not to qualify for the CPO Exclusion unless otherwise approved by the Advisor in writing.

(j)    In connection with collateral requirements associated with transactions effected with respect to the Subadvisor Managed Assets, Advisor’s administrative agent shall be responsible for moving subadvised assets into and out of any tri-party special custody accounts established by the Funds for bilateral trading agreements and to meet prime brokerage requirements. Advisor is responsible for establishing such tri-party special custody accounts. Subadvisor shall be responsible for ensuring the accuracy of such collateral movement and for ensuring that adequate collateral is available for this purpose. In addition, Subadvisor will be

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responsible for posting cash as initial margin and daily variation margin for the Funds out of the Subadvisor Managed Assets in compliance with Rule 17f-6 under the Investment Company Act. Advisor’s administrative agent and not Subadvisor is responsible for the calculation of asset coverage and segregating liquid assets on the Funds’ books for purposes of compliance with Section 18 of the Investment Company Act and the guidance and interpretation of the staff of the SEC. Subadvisor is responsible for monitoring the Subadvisor Managed Assets to ensure the adequacy of eligible collateral, if applicable, and will take any necessary action to resolve any deficiencies as promptly as practicable under the circumstances.

3.    COMPLIANCE RULES.

Advisor, in collaboration with PWP, will develop investment guidelines, restrictions and compliance rules for the Subadvisor Managed Assets (the “Rules”) such that each Fund will operate in compliance with the Relevant Laws when all such Rules are implemented and followed by Subadvisor and any Other Subadvisors. Subadvisor is responsible for pre-trade compliance with the Rules as communicated by Advisor. If any violation by Subadvisor of such Rules results in a violation of the Relevant Laws by any Fund, Subadvisor shall be responsible for the overall Fund violation and will be responsible for the correction of such error in accordance with the Advisor’s and the relevant Fund’s error correction policies.

4.    BROKERAGE.

(a)    In placing transaction orders for the Subadvisor Managed Assets and selecting broker-dealers for the execution of Fund transactions, Subadvisor will seek to obtain best execution and shall execute or direct the execution of all such transactions as permitted by law and in a manner that is consistent with its fiduciary obligations to the Funds and its other clients. In assessing best execution for any such transaction, Subadvisor will consider all factors it deems relevant including, but not limited to, the breadth of and availability of accurate information regarding the market in the security, the price of the security, the size, type and difficulty of the transaction, the timing of the transaction taking into account market prices and trends, the reputation, experience, financial condition, the execution capability and past execution history of the broker-dealer, the extent to which the broker-dealer makes a market in the securities involved or has access to such market, the liquidity of the market for the security, the quality and usefulness of investment ideas presented by the broker-dealer, the reasonableness of any spread or commission for the specific transaction and on a continuing basis, the broker-dealer’s expertise in the specific securities or sectors in which Subadvisor seeks to trade, the broker-dealer’s ability to accommodate any special execution or order handling requirements that may surround the particular transaction, and confidentiality considerations. Consistent with this obligation and Advisor’s policies, when best execution may be obtained from two or more broker-dealers, Subadvisor may, at its discretion and consistent with the provisions of Section 28(e) of the Securities Exchange Act of 1934, execute transactions with broker-dealers who provide Subadvisor with research and other services, but in all instances best execution shall control. Subadvisor will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker-dealer that provides brokerage and research services to the Advisor, Subadvisor or a Fund

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an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if Subadvisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or Subadvisor’s overall responsibilities with respect to the Fund and/or to other clients of Subadvisor as to which Subadvisor exercises investment discretion. Subadvisor is authorized to place purchase and sale orders for the Subadvisor Managed Assets with broker-dealers selected by Subadvisor subject to the supervision of Advisor and the oversight of the Board and in accordance with the limitations set forth in the Registration Statement, the Rules and the IPS.

(b)    On occasions when Subadvisor deems the purchase or sale of a security with respect to the Subadvisor Managed Assets to be in the best interest of a Fund as well as one or more of its other clients, Subadvisor may to the extent permitted by applicable law, but shall not be obligated to, aggregate orders to purchase or sell the securities or other investments with those of orders for its other clients. In such event, allocation of the securities or other investments so purchased or sold, as well as of the fees and expenses incurred in the transaction, will be made by Subadvisor in a manner it considers to be equitable and consistent with its fiduciary obligations to Issuer and to such other clients over time and with the Subadvisor’s and the Advisor’s and Issuer’s policies. Advisor recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for a Fund.

(c)    Subadvisor hereby agrees to advise Advisor and the Board, when reasonably requested, as to all payments of brokerage fees and commissions and as to its brokerage policies and practices generally.

5.    GENERAL PROVISIONS RELATED TO SUBADVISORY SERVICES.

(a)    Subadvisor will keep PWP, Issuer and Advisor informed of material developments affecting the Subadviser Managed Assets and will furnish PWP, Issuer and Advisor on at least a quarterly basis with a report in such form and covering such content that Subadvisor and Advisor agree is reasonably appropriate for this purpose.

(b)    Subadvisor will use best efforts to provide PWP, Issuer and Advisor with such factual information regarding Subadvisor and its personnel, investment records, portfolio holdings, portfolio composition and characteristics reporting, performance reporting including attribution level reporting, statistical data, and other information as PWP, Issuer and Advisor reasonably request for the preparation of the Funds’ Registration Statement, periodic and other reports and other documents required by federal and state laws and regulations, and particularly as may be required for the periodic review, renewal, amendment or termination of this Agreement, and such additional documents and information as PWP, Issuer and Advisor may reasonably request for the management of the affairs of the Funds and/or Advisor. Subadvisor understands that the Funds and Advisor will rely on such information in the preparation of the Registration Statement, the Funds’ financial statements, and any other such reports.

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(c)     Subadvisor shall furnish the Board such periodic, regular and special reports with respect to the Subadvisor Managed Assets and its services hereunder as the Board or Advisor may reasonably request or as may be required by applicable law or regulation. In addition, upon reasonable notice from the Board or Advisor, a representative of Subadvisor shall attend meetings of the Board to make presentations on the performance of the Subadvisor Managed Assets, and such other matters relating to the Subadvisory Services and the Funds as the Board, PWP and Advisor believe is appropriate.

(d)    Subadvisor shall furnish to regulatory authorities any information or reports in connection with the Subadvisory Services as may be lawfully requested, provided, however, that Subadvisor shall not be responsible for the preparation and filing of any other reports or statements (including, without limitation, any tax returns or financial statements) required of the Funds by any governmental or regulatory agency, except as expressly agreed to by Subadvisor in writing.

(e)    Subadvisor shall, at Issuer’s or Advisor’s request, certify to Issuer’s independent auditors that sales or purchases aggregated with those of other clients of Subadvisor, as described in Section 4 above, were allocated in a manner it considers to be equitable.

(f)    Subadvisor shall maintain books and records with respect to the Subadvisory Services hereunder in accordance with applicable federal and state law. Further, in compliance with the requirements of the Investment Company Act, Subadvisor hereby agrees that all records that it maintains for the Funds are the property of Issuer and further agrees to surrender to Issuer promptly upon Issuer’s written request any of such records but shall be entitled to retain copies thereof as long as they are maintained and deleted in accordance with Subadvisor’s records management policy. In addition, Subadvisor agrees to cooperate with PWP, Issuer and Advisor when any of them is being examined by any regulatory authorities, and specifically agrees to promptly comply with any request by such authorities to provide information or records. Subadvisor further agrees to preserve for the periods of time prescribed by the Investment Company Act and the Advisers Act the records it maintains in accordance with Section 2(a)(vi).

(g)    Advisor will vote the Funds’ investment securities in accordance with the Funds’ proxy voting policies and procedures. Subadvisor shall not be responsible for voting such securities, but upon reasonable request by Advisor will assist Advisor in determining how securities shall be voted.

(h)    In connection with the purchase and sale of securities for the Subadvisor Managed Assets, Subadvisor shall arrange for the transmission to the Custodian on a daily basis such confirmations, trade tickets and other documents as may be reasonably necessary to enable them to perform their administrative responsibilities with respect to the Funds. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, Subadvisor shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Custodian. With respect to the Subadvisor Managed Assets, Subadvisor will be responsible for providing portfolio trades to the Funds’ accounting agent for inclusion in the daily calculation of the Funds’ net asset value (“NAV”) in a manner and in accordance with such time requirements

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as Advisor and Subadvisor shall agree. In the event that, due to the omission or error of Subadvisor, trade data is not delivered by Subadvisor in accordance with such requirements or the trade information so delivered is erroneous, and such failure causes an error for any Fund, Subadvisor shall reimburse that Fund for any losses caused by Subadvisor pursuant to Advisor’s NAV Error Policy or Advisor’s Trade Error Correction Policy, as appropriate.

(i)    Advisor recognizes that the Subadvisor and its affiliates have investments of their own and are acting and may in the future act as investment manager for other customers or accounts (“Other Accounts”). Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to require Subadvisor to devote any minimum amount of time or attention to the management of the Subadvisor Managed Assets. Nothing herein shall be deemed to limit or restrict the right of Subadvisor to engage in, or devote time and attention to the management of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any Other Account. To the extent Subadvisor or its affiliates may act as investment manager, investment adviser, sponsor, director or general partner for Other Accounts, the parties understand that any advice and actions with respect to any of such Other Accounts may differ from the advice given, or the timing or nature of action taken, with respect to the Funds, subject to applicable law. The parties further understand that Subadvisor or its affiliates may engage in transactions or cause or advise Other Accounts to engage in transactions that may differ from or be identical to the transactions engaged in by Subadvisor for the Funds.

6.    COMPLIANCE PROGRAM OF SUBADVISOR. Subadvisor hereby represents and warrants that:

(a)    in accordance with Rule 206(4)-7 under the Advisers Act, it has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by Subadvisor and its “Supervised Persons” (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b)    in connection with the Subadvisory Services, it has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the Investment Company Act) by the Funds and Subadvisor to the extent required by Rule 38a-1 (such policies and procedures referred to in this Paragraph 6(b), along with the policies and procedures referred to in Paragraph 6(a), are referred to herein as Subadvisor’s “Compliance Program”).

7.    REPORTING AND COMPLIANCE MATTERS.

(a)    Subadvisor shall promptly provide the Funds’ Chief Compliance Officer (“CCO”) and Advisor’s CCO the following documents:

(i)
unless explicitly prohibited by the SEC, copies of all SEC examination correspondence relating to Subadvisor’s business, including correspondence regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement, in which the SEC

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identified any concerns, issues or matters relating to any aspect of Subadvisor’s business (such correspondences are commonly referred to as “deficiency letters”), and Subadvisor’s responses thereto;

(ii)
a report of any material violations of Subadvisor’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the Investment Company Act) that have occurred with respect to Subadvisor’s Compliance Program;

(iii)	a report describing any material changes to the policies and procedures that comprise Subadvisor’s Compliance Program;

(iv)
a copy of Subadvisor’s CCO report (or similar document(s) which serve the same purpose) regarding his or her annual review of Subadvisor’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act;

(v)
an annual (or more frequently as the Funds’ CCO and Advisor’s CCO may reasonably request) representation regarding Subadvisor’s compliance with Sections 6 and 7 of this Agreement, in such form as shall be agreed by Subadvisor and Advisor; and

(vi)	any other documentation reasonably requested by the Funds’ CCO or Advisor’s CCO to evaluate the adequacy of Subadvisor’s Compliance Program.

(b)    Subadvisor also shall provide the Funds’ CCO and Advisor’s CCO or their designees with reasonable access, during normal business hours, to its personnel and records kept pursuant to this Agreement, as may reasonably be necessary for each CCO to conduct pre-arranged on-site compliance-related due diligence meetings with personnel of Subadvisor.

(c)    Subadvisor agrees that it shall promptly notify PWP, Advisor and Issuer upon having a reasonable basis for believing that a Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

(d)    Subadvisor shall (i) assist Advisor in the timely preparation of disclosures regarding factors that have affected each Fund’s performance, including the relevant market conditions and the investment strategies and techniques used by Subadvisor, as reasonably requested by Advisor; and (ii) review, with respect to disclosures provided pursuant to section (i) above, draft reports to shareholders and other documents provided or available to Subadvisor and provide comments thereon after having had a reasonable opportunity to review such materials; provided, however, that Subadvisor shall only be responsible for reviewing such disclosures or portions of such reports that pertain to the Subadvisor Managed Assets. In addition, Subadvisor and each officer and/or portfolio manager thereof designated by Advisor promptly will provide such certifications or sub-certifications as Advisor may reasonably request in order to support

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and facilitate certifications required to be provided by the Funds’ Principal Executive Officer and Principal Financial Officer under Sections 302 and 906 of the Sarbanes Oxley Act of 2002, Rule 30a-2(a) under the Investment Company Act, or as otherwise reasonably required by Advisor.

8.    CONFIDENTIALITY. The parties to this Agreement agree that each shall treat as confidential in accordance with its policies and procedures to protect similar confidential information, and with applicable law, all information provided by a party to the others regarding such party’s business and operations, including without limitation the investment activities, holdings, or identities of shareholders of the Funds, and that it uses commercially reasonable tools and policies to prevent the loss of or alteration to any such confidential information. All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party (and Advisor hereby gives its consent to Subadvisor to disclose such confidential information to PWP to the extent Subadvisor deems it necessary or appropriate to do so to perform its obligations hereunder) ; provided, however, that the recipient party may make such disclosure to its directors, officers, partners, employees, agents, advisors, service providers, or representatives, including legal and compliance personnel (collectively, the “Representatives”) who (i) need to know the confidential information in connection with this Agreement, (ii) have been informed of the confidential nature of such information and (iii) have been advised that such information is to be kept confidential and not used for any other purpose. The foregoing shall not be applicable to any information that (i) is publicly available when provided or which thereafter becomes publicly available other than in contravention of this paragraph (ii) is or becomes available to the recipient party or its Representatives from a source other than the disclosing party, which source, to the knowledge of the recipient party or its Representatives, does not have an obligation of confidentiality to the disclosing party with respect to such information; (iii) was already in the recipient party’s possession or the possession of its Representatives prior to receiving such information from the disclosing party; or (iv) is developed independently by the recipient party or its Representatives without use of the confidential information. The foregoing also shall not apply to any information which is required to be disclosed, as advised by counsel, to any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, to any auditor of the parties hereto, or which is required to be disclosed, as advised by counsel, by judicial or administrative process or otherwise by applicable law or regulation or regulation of any self-regulatory organization; provided, however, that the disclosing party shall to the extent reasonably practicable provide reasonable notice to the other parties hereto prior to any such disclosure. The Advisor agrees that it will not use, nor will it allow any investor in a Fund to use, the information provided by Subadvisor to trade for their own account or for the account of any other person or to try to “reverse engineer” the investment and trading methodologies and strategies of Subadvisor. Advisor agrees that, to the extent permitted by the Investment Company Act, the Advisers Act, and any exemptive order related to the Funds on which Advisor is relying, it will treat as “confidential information” pursuant to this Section the amount and rate of the fees paid to Subadvisor pursuant to this Agreement with respect to each Fund’s Subadvised Managed Assets.

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9.    COMPENSATION.

(a)    In consideration of the Subadvisory Services rendered pursuant to this Agreement, Advisor will pay Subadvisor a management fee with respect to the Subadvised Managed Assets. Such fees shall be payable monthly in arrears on or before the 30th calendar day following the end of each applicable month. The fee payable with respect to the Subadvised Managed Assets with respect to a Fund each month shall equal the sum of the daily fees calculated for each calendar day of the month, which daily fee shall be the product of the “Applicable Fee” for that Fund as set forth on Exhibit A attached hereto, times the net assets of the Subadvised Managed Assets with respect to such Fund on that day, divided by 365 (366 for leap years), for each calendar day in such month.

(b)    In the event that, after the Effective Date (as defined below), the Board determines to issue any additional series of shares for which it is proposed that Subadvisor provide the Subadvisory Services, and for which Subadvisor desires to so serve, Advisor and Subadvisor shall amend Exhibit A to this Agreement setting forth the name of the series, the Applicable Fee and such other terms and conditions as are applicable to the management of such series of shares. In such event, any reference to “Fund” or “Funds” herein shall be deemed to refer and apply to all of the funds listed on the amended Exhibit A hereto.

(c)    Subadvisor shall have no right to obtain compensation directly from PWP, the Funds or Issuer for the Subadvisory Services and agrees to look solely to Advisor for payment of fees due. Upon termination of this Agreement with respect to any Fund before the end of a month, or in the event this Agreement becomes effective with respect to any Fund other than as of the beginning of a month, the fee payable with respect to such Fund for that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the relevant date as stated in Section 9(a).

10.    EXPENSES. Advisor, Issuer, and the Funds shall assume and pay their respective organizational, operational and business expenses not specifically assumed or agreed to be paid by Subadvisor pursuant to this Agreement. Subadvisor shall pay its own organizational, operational and business expenses but shall not be obligated to pay any expenses of Advisor, Issuer, or the Funds, including, without limitation: (a) brokerage fees or commissions in connection with the execution of securities transactions, (b) taxes and interest payable by the Funds; and (c) custodian fees and expenses.

11.    TERM AND TERMINATION OF AGREEMENT.

(a)    This Agreement shall become effective as of the date first set forth above (the “Effective Date”) and shall continue in effect for a period of two years from the Effective Date, unless sooner terminated as hereinafter provided, and shall continue in effect from year to year thereafter so long as such continuance is specifically approved at least annually (i) by either the Board or by the vote of a majority of the outstanding voting securities of each Fund, and (ii) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons (as defined in the Investment Company Act) of any such party, cast in person at a meeting called

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for the purpose of voting on such approval. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to the date on which it would otherwise terminate in each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.

(b)    This Agreement may be terminated, or terminated with respect to any Fund, without penalty on 60 days’ written notice to Subadvisor (i) by the Board, (ii) as to any Fund, by vote of holders of a majority of any Fund’s outstanding voting securities, or (iii) by Advisor, or on 60 days’ written notice to Advisor and Issuer by Subadvisor, and will terminate automatically with respect to a Fund upon any termination of the Management Agreement between Issuer and Advisor with respect to such Fund. This Agreement will terminate automatically in the event of its assignment. The term “assignment” for this purpose has the meaning defined in Section 2(a)(4) of the Investment Company Act and the rules thereunder, subject to any applicable exemptive order(s) or other exceptions as may be granted by the SEC under the Investment Company Act. Subadvisor agrees to notify Advisor of any circumstances of which it becomes aware that, in the opinion of Subadvisor’s legal counsel, would result in this Agreement being deemed to be assigned.

12.    REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a)    Advisor and Subadvisor each represents that it is registered as an investment advisor under the Advisers Act, that it will use its reasonable best efforts to maintain such registration so long as this Agreement remains in effect, and that it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated. Advisor and Subadvisor each further represents that it is registered under the laws of all jurisdictions in which the conduct of its business hereunder requires such registration.

(b)    Advisor represents and warrants that (i) it is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it; (ii) it has duly entered into the Management Agreement with the Issuer pursuant to which the Issuer authorized Advisor to serve as investment adviser of each of the Funds and to delegate certain of its duties under the Management Agreement to other investment advisors, including without limitation, the appointment of subadvisors with respect to assets of each Fund; (iii) the appointment of Subadvisor has been duly authorized; (iv) it has full power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and such execution, delivery and performance will not cause it to be in violation of its Articles of Incorporation, Bylaws, any law, rule or regulation applicable to Advisor, or any agreement, judgment, injunction, order, decree or other instruments binding upon Advisor; (v) this Agreement is enforceable against Advisor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity

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principles; (vi) it has received a copy of Part 2A of Subadvisor’s Form ADV no less than 48 hours prior to entering into this Agreement; (vii) it has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to provide services to the Funds pursuant to the Management Agreement and to enter into this Agreement and it will maintain such licenses, registrations, memberships and approvals for the term of this Agreement; (viii) it has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (ix) it has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring and correct promptly any violations that have occurred; (x) it will at all times in the performance of its duties hereunder and under the Management Agreement act in conformity and comply in all material respects with, the applicable provisions of the Funds’ Registration Statement, the IPS, the Investment Company Act, the Advisers Act, the Code and all other applicable federal and state laws and regulations, as the same may be amended from time to time; (xi) it is not prohibited by the Investment Company Act or the Advisers Act from performing under this Agreement or the services contemplated by the Management Agreement; (xii) it will promptly notify Subadvisor of the occurrence of any event that would disqualify Advisor from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act; (xiii) it has all controls necessary to perform its obligations under and comply with the representations and warranties it made in this Agreement and the Management Agreement; and (xiv) this Agreement has been duly approved by the Board and each Fund’s sole initial shareholder in accordance with the requirements of Section 15 of the Investment Company Act or otherwise in accordance with any applicable exemption from such requirements granted to Adviser, Issuer and their affiliates pursuant to an order issued by the SEC.

(c)     Subadvisor represents and warrants that (i) it is duly organized, validly existing, and in good standing as a limited partnership under the laws of the State of Delaware, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it; (ii) it has full power and authority to execute and deliver this Agreement and to perform the Subadvisory Services, and such execution, delivery and performance will not cause it to be in violation of its organizational documents, its Bylaws, any law, rule or regulation applicable to Subadvisor, or any agreement, judgment, injunction, order, decree or other instruments binding upon Subadvisor; (iii) this Agreement is enforceable against Subadvisor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (iv) it has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to provide the Subadvisory Services and it will maintain such licenses, registrations, memberships and approvals for the term of this Agreement; (v) it will at all times in the performance of its duties hereunder act in conformity and comply in all material respects with, the applicable provisions of the Funds’ Registration Statement, the IPS, the Investment Company Act, the Advisers Act, the Code and all other applicable federal and state laws and regulations, as the same may be amended from time to time; (vi) it is not prohibited by the Investment Company Act or the Advisers Act from performing under this Agreement; (vii) it will promptly notify Advisor of the occurrence of any event that would disqualify Subadvisor from serving as an investment adviser of a registered investment

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company pursuant to Section 9(a) of the 1940 Act; and (viii) it has all controls necessary to perform its obligations under and comply with the representations and warranties it made in this Agreement.

(d)    Subadvisor covenants and agrees that during the term of this Agreement it will maintain at its own expense an errors and omissions insurance policy in an amount not less than $10 million and commercial general liability coverage in a commercially reasonable amount. All insurance carriers shall maintain a minimal financial strength rating of A and a financial size category of VIII or higher as determined and rated by A.M. Best Company. Subadvisor has provided Advisor with a certificate of insurance evidencing that the above insurance policies are in force prior to the execution of this Agreement. Such certificate of insurance specifies (i) the names of carriers, (ii) the maximum limits of liability per incident and in the aggregate, and (iii) amount of any deductibles. Advisor reserves the right to require complete certified copies of the insurance policies required by this Agreement at any time. If any of the required insurance policies are cancelled or not renewed, Subadvisor must provide Advisor written notice at least thirty (30) days in advance of the effective date of that action.

(e)    Subadvisor has adopted a written code of ethics complying with the requirements of Rule 17j-l under the Investment Company Act and has provided Advisor with a copy of the code of ethics. Within 30 days of the end of each calendar quarter that this Agreement is in effect, a duly authorized officer of Subadvisor shall certify to Advisor that Subadvisor, including its personnel, has complied with the requirements of Rule 17j-l during such quarter and that there has been no material violation of Subadvisor’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Subadvisor will report quarterly, in reasonable detail, any material violations of law or Subadvisor’s code of ethics related to the Subadvisor Managed Assets and the action taken in response to such violations.

(f)    Subadvisor shall promptly notify Advisor of any changes in its personnel who serve as portfolio managers for any Fund.

(g)    Subadvisor covenants and agrees that the information provided by Subadvisor to Advisor in writing shall be true and complete in all material respects and shall not, to the knowledge of Subadvisor, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

(h)    If, at any time during the term of this Agreement, either of Advisor or Subadvisor discovers any fact or omission, or any event or change of circumstances has occurred which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, it will provide prompt written notification to the other party of such fact, omission, event or change of circumstance, and the facts related thereto.

(i)    To the best of Subadvisor’s knowledge, there are no pending or overtly threatened actions, suits, proceedings, or investigations before any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, or principals, or any of its affiliates is a party or to which

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it or its affiliates or any of its or its affiliates’ assets are subject, nor has it or its affiliates received any notice of an investigation or inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange or arbitration panel regarding any of its or their activities, which, individually or in the aggregate, might reasonably be expected to result in a material adverse effect on a Fund, a material adverse change of Subadvisor’s financial or business prospects, or which might reasonably be expected to materially impair Subadvisor’s ability to discharge its obligations under this Agreement.

(j)    To the best of Advisor’s knowledge, there are no pending, threatened, or contemplated actions, suits, proceedings, or investigations before any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party, or to which it or its affiliates or any of its affiliates’ assets are subject nor has it or its affiliates received any notice of an investigation or inquiry by any court, governmental, administrative, or self-regulatory body, board of trade, exchange or arbitration panel regarding any of its or their activities, which, individually or in the aggregate, might reasonably be expected to result in a material adverse effect on a Fund, a material adverse change of Advisor’s financial or business prospects, or which might reasonably be expected to materially impair Advisor’s ability to discharge its obligations under this Agreement or the Management Agreement.

(k)    Advisor shall promptly notify Subadvisor in writing if any annual renewal of this Agreement with respect to Issuer or any Fund is not approved in the manner required by Section 15 of the Investment Company Act or is not approved on a timely basis.

(l)    Advisor has procedures in place which comply with all relevant anti-money laundering and privacy principles applicable to it, and any solicitations and other activities by Advisor in connection with the Issuer have been and will be conducted in accordance with applicable laws, rules and regulations.

(m)    The Issuer has filed, or the Advisor has filed on the Issuer’s behalf, a notice of eligibility with the National Futures Association for an exclusion from the definition of the term “commodity pool operator” with respect to each Fund pursuant to Commodity Futures Trading Commission Rule 4.5.

(n)    Advisor is either registered with the U.S. Commodity Futures Trading Commission as a “commodity pool operator” and a member in good standing of the National Futures Association or is relying on an applicable exemption or exclusion from registration as a commodity pool operator.

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13.    INDEMNIFICATION.

(a)    Subadvisor will indemnify Advisor, the Funds, their affiliates and their respective employees, officers and directors from and against all claims, costs, loss, liability, judgment, fine, settlement, damage or expense (including reasonable legal fees and expenses) (collectively, “Losses”) arising out of this Agreement to the extent such Losses arise out of: (i) Subadvisor’s gross negligence, bad faith, willful misfeasance, fraud, or reckless disregard of its obligations or duties hereunder; or (ii) Subadvisor’s breach of this Agreement, provided, however, that in no case shall Subadvisor’s indemnity in favor of any person protect or be deemed to protect such person against any liability to which such person would otherwise be subject by reason of his, her or its own bad faith, willful misfeasance, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations and duties to the Issuer or a Fund.

(b)    Advisor will indemnify Subadvisor, its affiliates, their respective employees, officers, directors, principals and partners from and against all Losses arising out of or allegations involving this Agreement, the Management Agreement, or otherwise relating to the Issuer or a Fund or Subadvisor’s actions or omissions to act upon instructions received from Advisor, Issuer, a Fund or PWP, except to the extent such claims arise out of: (i) Subadvisor’s gross negligence, bad faith, willful misfeasance, fraud, or reckless disregard of its obligations or duties hereunder; or (ii) Subadvisor’s breach of this Agreement, provided, however, that in no case shall Advisor’s indemnity in favor of any person protect or be deemed to protect such person against any liability to which such person would otherwise be subject by reason of his, her or its own bad faith, willful misfeasance, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations and duties to the Issuer or a Fund.

14.    AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any material amendment shall be approved in accordance with the provisions of Section 15 of the Investment Company Act or otherwise in accordance with any applicable exemption from such provisions granted to Adviser, Issuer and their affiliates pursuant to an order issued by the SEC.

15.    ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto which shall be deemed a part hereof, constitutes the entire agreement between the parties hereto on the subject matter described herein.

16.    RELATIONSHIP OF PARTIES; GOVERNING LAW.

(a)     In the performance of its duties hereunder, Subadvisor is and shall be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent Issuer or Advisor in any way, or otherwise be deemed to be an agent of Issuer or Advisor.

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(b)    Issuer is expressly made a third party beneficiary of this Agreement with rights with respect to the Fund to the same extent as if it had been a party hereto.

(c)    This Agreement shall be construed in accordance with the laws of the State of Missouri and the provisions of the Investment Company Act and the rules thereunder. To the extent the laws of the State of Missouri, or any of the provisions herein, conflict with any provision of the Investment Company Act or the rules thereunder, the latter shall control.

17.    SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or similar authority, the remainder of this Agreement shall not be affected thereby.

18.    NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopy, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To Subadvisor:    Good Hill Partners LP
1599 Post Road East
Westport, CT 06880
Attn: William Hauf
Fax: 203-610-8801

To Advisor:        American Century Investment Management, Inc.
4500 Main Street
Kansas City, MO 64111
Attn: Legal Department
Fax: (816) 340-4964
Email: Janet_Nash@americancentury.com

Any notice, demand or other communication given in a manner prescribed in this Section shall be deemed to have been delivered on receipt.

19.    DISCLOSURE. Neither party shall, without the prior written consent of the other party, make representations regarding or reference the other party or any of its affiliates in any disclosure document, advertisement, sales literature or other promotional materials; provided, however, no party need review or consent to any reference to its name only or any language that it has previously approved or that is substantially similar to language it has previously approved for use in another document.

20.    LIABILITY OF SUBADVISOR.

(a)    Notwithstanding any other provision of this Agreement, neither Subadvisor nor any officer, director, partner, principal, agent, employee, affiliate or controlling person of

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Subadvisor (“Subadvisor Parties”) shall be liable to Advisor, Issuer, any Fund, PWP or any of their respective officers, directors, trustees, members, shareholders, managers, partners, agents, employees, affiliates and controlling persons for any Losses, including any Losses due solely to a mistake of investment judgment by a Subadvisor Party, but shall be liable only for any Losses which are incurred by reason of an act or omission of itself or any Subadvisor Parties if such act or omission involves willful misfeasance, bad faith, gross negligence or reckless disregard of the duties or obligations hereunder, or breach of its duties or obligations hereunder, whether express or implied, to the extent such breach is caused by Subadvisor’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder. Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

(b)    Subadvisor shall not be liable for any failure, delay or interruption in the performance of its obligations hereunder if such failure, delay or interruption results from the occurrence of any acts, events or circumstances beyond Subadvisor’s reasonable foreseeability or control, and Subadvisor shall have no responsibility of any kind for any loss or damage thereby incurred or suffered by Advisor or any of the Funds. In such case, the terms of this Agreement shall continue in full force and effect and Subadvisor’s obligations shall be performed or carried out as soon as legally and practicably possible after the cessation of such acts, events or circumstances.

21.    COUNTERPARTS.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first written above.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By: /s/Victor Zhang
Name: Victor Zhang
Title: Senior Vice President

GOOD HILL PARTNERS LP

By: /s/ Franklin Collins
Name: Franklin Collins
Title: Managing Partner

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EXHIBIT A

FUNDS AND APPLICABLE FEES

Fund                            Applicable Fee (aggregate assets)

AC Alternatives Income Fund

AC Alternatives Multi-Strategy Fund

NOTE: For purposes of the fee calculation, assets of the AC Alternatives Income Fund and the AC Alternatives Multi-Strategy Fund will be aggregated.